Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use of the name of Netherland, Sewell & Associates, Inc., to references to Netherland, Sewell & Associates, Inc. as independent petroleum engineers, and to the incorporation by reference of the information relating to proved reserves, estimated future net cash flows, and present values contained in our report as of December 31, 2007, included in Environmental Energy Services, Inc.’s Annual Report on Form 10-KSB/A to be filed with the Securities and Exchange Commission.

Sincerely,

Netherland, Sewell & Associates, Inc.

/s/ Netherland Sewell & Associates, Inc.

Houston, Texas

December 10, 2008